Exhibit 99.1

Pharmacopeia Announces Third Quarter 2008 Financial Results

Princeton, NJ – November 6, 2008 – Pharmacopeia (NASDAQ:PCOP) today announced results for the quarter ended September 30, 2008.

Recent company developments have included the following:

•                  Pharmacopeia entered into a definitive merger agreement with Ligand Pharmaceuticals Incorporated (Ligand) on September 24, 2008, under which Ligand will acquire Pharmacopeia. Ligand filed a registration statement on Form S-4 related to the transaction on October 20, 2008.  The transaction is expected to close in by January 2009 and is subject to the approval of Pharmacopeia’s stockholders, antitrust regulatory clearance, and other customary closing conditions.

•                  The company implemented a second workforce reduction of approximately 40 percent through termination of positions.  In combination with the workforce reduction implemented in May 2008, the company has reduced its workforce in excess of 50 percent from previous levels.

•                  Pharmacopeia received a $500,000 milestone payment from GlaxoSmithKline (GSK).  The payment was triggered by the identification of the sixth new lead for advancement in its alliance with GSK, through its collaboration with the Center of Excellence for External Drug Discovery.

 “The proposed acquisition of Pharmacopeia by Ligand provides stockholders with an excellent opportunity to participate in the potential upside of the combined business,” stated Joseph A. Mollica, Ph.D., Chairman of the Board of Directors and Interim President and Chief Executive Officer of Pharmacopeia. “Pharmacopeia’s broad pipeline will complement Ligand’s programs, and the companies together will offer an array of promising product candidates in early clinical, mid-stage and advanced development.”

THIRD QUARTER 2008 FINANCIAL RESULTS

At September 30, 2008, Pharmacopeia had cash, cash equivalents and marketable securities of $33.4 million, compared to $71.3 million at December 31, 2007.  The net cash burn for the quarter ended September 30, 2008, was $11.0 million.  As of September 30, 2008, Pharmacopeia had deferred revenue of $42.7 million relating to research and development activities that are to be performed by the company for its corporate partners subsequent to September 30, 2008.

Pharmacopeia reported a net loss of $10.8 million, or ($0.36) per basic and diluted share, for the quarter ended September 30, 2008, compared to a net loss of $11.7 million, or ($0.40) per basic and diluted share, for the quarter ended September 30, 2007.  For the nine months ended September 30, 2008, Pharmacopeia reported a net loss of $38.1 million, or ($1.28) per basic and diluted share, compared to a net loss of $28.6 million, or ($1.07) per basic and diluted share for the same period in 2007.

Pharmacopeia’s net revenue was $5.9 million for the quarter ended September 30, 2008, compared to $5.1 million for the quarter ended September 30, 2007, an increase of 16%.  Net revenue for the nine months ended September 30, 2008 was $18.0 million, compared to $16.4 million in the nine months ended September 30, 2007, an increase of 10%.  These increases were primarily due to increased research revenue recognized under Pharmacopeia’s agreements with Schering-Plough, GSK and Bristol-Myers Squibb (BMS) offset by lower milestone revenue in 2008.

Collaborative research and development expense was $5.3 million for the quarter ended September 30, 2008, compared to $5.8 million for the quarter ended September 30, 2007, a decrease of 8%. This decrease was primarily due to a decrease in resources allocated to Pharmacopeia’s alliances with Cephalon, GSK, Schering-Plough and Wyeth Pharmaceuticals offset by resources allocated to its collaboration with Bristol-Myers Squibb. This reduction in resources allocated to these alliances was the result of the company’s workforce reductions. For the nine months ended September 30, 2008, collaborative research and development expense increased 23% to $20.5 million, from $16.7 million in the comparable period in 2007.  These increases were primarily due to increased resources allocated to Pharmacopeia’s alliances with Schering-Plough and GSK prior to the company’s workforce reductions, as well as the company’s discovery collaboration agreement with BMS that was entered into in connection with the selective androgen receptor modulator (SARM) program acquisition in October 2007.

Proprietary research and development expense was $6.8 million for the quarter ended September 30, 2008, compared to $9.5 million for the quarter ended September 30, 2007, a decrease of 28%. The expense for the quarter ended September 30, 2007 included a $2.0 million milestone payment to BMS in connection with Pharmacopeia’s PS433540 program. For the nine months ended September 30, 2008, proprietary research and development expense increased 13% to $24.8 million, from $22.0 million in the comparable period in 2007. This increase was primarily due to increased costs related to clinical development studies for PS433540 and toxicology studies for PS178990. The expense for the nine months ended September 30, 2007 included milestone payments of $3.0 million to BMS in connection with PS433540.

General and administrative expense increased to $3.8 million for the quarter ended September 30, 2008, compared to $2.6 million for the quarter ended September 30, 2007, an increase of 46%.  For the nine months ended September 30, 2008, general and administrative expense increased 40% to $11.2 million, from $8.0 million in the comparable period in 2007.  These increases were primarily due to transaction costs related to Pharmacopeia’s merger agreement with Ligand and severance costs incurred in connection with the resignation of the company’s former President and Chief Executive Officer.

In connection with the restructuring plans the company adopted in May and August 2008, the company recorded expenses of approximately $3.2 million and $4.9 million in the three and nine month periods ended September 30, 2008, respectively. These expenses consisted primarily of severance and benefits costs related to the former employees affected by the reductions in force and costs associated with streamlining facilities. There were no such costs incurred in the comparable periods in 2007.

NASDAQ GLOBAL MARKET LISTING

On September 30, 2008, the Company received a notice from the Staff of The NASDAQ Stock Market (the Staff) indicating that the Company is not in compliance with the continued listing requirements of The NASDAQ Global Market under NASDAQ Marketplace Rule 4450(b)(1)(A) (the Rule).  The Company received this notice because the market value of its listed securities was below $50 million for 10 consecutive trading days.  The notice further states that the Company is not in compliance with the alternative test under Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.   In accordance with Marketplace Rule 4450(e)(4), the Company was provided 30 calendar days, or until October 30, 2008, to regain compliance with the Rule.

The Company did not regain compliance and accordingly, on November 4, 2008, received a further notice from the Staff indicating that the Company’s securities were subject to delisting unless the Company timely requested a hearing before a NASDAQ Listing Qualifications Panel.  The Company intends to request a hearing, which will automatically stay the delisting of the Company’s common stock pending the issuance of the Panel’s decision after the hearing.  The Company plans to exercise diligent efforts to maintain the listing of its common stock on NASDAQ, but there is no assurance that it will be successful in doing so.

Additional Information and Where to Find It
On October 20, 2008 Ligand filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4, which included a proxy statement of Pharmacopeia and other relevant materials in connection with the proposed transaction. The proxy statement, once finalized, will be mailed to the stockholders of Pharmacopeia. Investors and security holders of Pharmacopeia are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about Ligand, Pharmacopeia and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Ligand or Pharmacopeia with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Ligand by going to Ligand’s Investor Relations website at www.ligand.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Pharmacopeia by going to Pharmacopeia’s Investor Relations page on its corporate website at www.pharmacopeia.com. Investors and security holders of Pharmacopeia are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Pharmacopeia and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pharmacopeia in favor of the proposed transaction. Information about Pharmacopeia’s executive officers and directors and their ownership of Pharmacopeia common stock is set forth in the proxy statement for the Pharmacopeia’s 2008 annual meeting of stockholders, which was filed with the SEC on March 24, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Pharmacopeia and its respective executive officers and directors in the proposed transaction by reading the proxy statement regarding the merger, which will be filed with the SEC.

Ligand and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pharmacopeia in favor of the proposed transaction. Information concerning Ligand’s directors and executive officers is set forth in Ligand’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on April 29, 2008, the annual report on Form 10-K filed with the SEC on March 5, 2008 and the current report on Form 8-K filed with the SEC on August 4, 2008.

About Pharmacopeia
Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs. The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including nine clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including diabetic nephropathy, muscle wasting and inflammation. The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline. Pharmacopeia has established strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth Pharmaceuticals. For more information please visit the company’s website at www.pharmacopeia.com.

Contact:
Brian Posner
Pharmacopeia
609-452-3643
ir_pr@pcop.com

Rebecca Der

Burns McClellan

212-213-0006

rder@burnsmc.com

###

This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, the merger transaction between Pharmacopeia and Ligand, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s plans to develop its internal proprietary programs,  the continued listing of Pharmacopeia’s common stock on The Nasdaq Global Market, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs and third party collaborations, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at www.sec.gov and from Pharmacopeia at www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Tables to Follow

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands, except share and per share data)

Consolidated Statements of Operations

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Revenue
Net revenue	$5,922	$5,089	$18,008	$16,395

Operating Expenses
Collaborative research and development expense	5,331	5,775	20,466	16,697
Proprietary research and development expense	6,825	9,514	24,777	21,965
General and administrative expense	3,745	2,566	11,209	8,025
Restructuring expense	3,173	—	4,868	—
Total operating expenses	19,074	17,855	61,320	46,687
Operating loss	(13,152)	(12,766)	(43,312)	(30,292)
Other income	—	—	700	94
Interest income	166	1,142	1,053	2,686
Interest and other expense	(103)	(15)	(306)	(20)
Decrease (increase) in warrant liability	2,272	(57)	3,733	(1,125)
Loss before income taxes	(10,817)	(11,696)	(38,132)	(28,657)
Provision for (benefit from) income taxes	—	—	2	(52)
Net loss	$(10,817)	$(11,696)	$(38,134)	$(28,605)

Net loss per share:
- Basic and diluted	$(0.36)	$(0.40)	$(1.28)	$(1.07)

Weighted average number of common stock shares outstanding:
- Basic and diluted	29,756,487	29,566,714	29,730,928	26,737,034

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$33,436	$71,315
Other assets, net	16,590	19,083
Total assets	$50,026	$90,398

Current liabilities	$38,638	$37,471
Long-term liabilities	24,006	29,843
Total stockholders’ (deficit) equity	(12,618)	23,084
Total liabilities and stockholders’ (deficit) equity	$50,026	$90,398